EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2011

ROCKVILLE, MD, May 5, 2011—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the first quarter ended March 31, 2011.

For 1Q 2011, total revenues were $18.5 million as compared to $46.8 million in 2010.  In addition, for 1Q 2011 the company recorded a net loss of $21.4 million, or $0.61 per basic share, as compared to net income of $2.5 million, or $0.08 per basic share, in 2010.

R. Don Elsey, chief financial officer of Emergent BioSolutions, stated, “While our first quarter revenues were slightly lower than expected, we remain on track to achieve our full year guidance of total revenues of $320 to $340 million and net income of $35 to $45 million.”

1Q 2011 Key Financial Results

Product Sales
For 1Q 2011, product sales were $5.6 million, a decrease of $33.3 million, or 86 percent, from $38.9 million for 1Q 2010.  This decrease was primarily due to an 88 percent decrease in the number of doses of BioThrax delivered.  During the first quarter, the company redeployed its potency testing capacity from BioThrax release testing to qualification of replacement reference standards and other development testing.  This process, which is required to enable continued future release of BioThrax doses, has now been substantially completed.  Product sales revenues for 1Q 2011 consisted of BioThrax sales to CDC of $5.0 million and aggregate international and other sales of $0.6 million.

Contracts and Grants Revenues
For 1Q 2011, contracts and grants revenues were $12.9 million, an increase of $5.0 million, or 63 percent, from $7.9 million for 1Q 2010.  The increase was primarily due to revenues from the recently awarded contract from BARDA for large-scale manufacturing for BioThrax, collaborations with Abbott and Pfizer, along with increased activity and associated revenue from development contracts with BARDA and NIAID.

Cost of Product Sales
For 1Q 2011, cost of product sales was $1.1 million, a decrease of $6.4 million, or 86 percent, from $7.5 million for 1Q 2010.  This decrease was primarily attributable to the 88 percent decrease in the number of BioThrax doses sold.

Research and Development
For 1Q 2011, research and development expenses were $34.8 million, an increase of $14.8 million, or 74 percent, from $19.9 million for 1Q 2010.  This increase primarily reflects higher contract service and personnel costs, and includes increased expenses of $13.9 million on product candidates and technology platform development activities associated with the BioSciences segment and increased expenses of $0.9 million on product candidates associated with the BioDefense segment.  Net of development contracts and grants reimbursement revenue along with the net loss attributable to noncontrolling interests, research and development expenses were $20.0 million for 1Q 2011.

Selling, General and Administrative
For 1Q 2011, selling, general and administrative expenses were $18.2 million, an increase of $2.0 million, or 12 percent, from $16.2 million for 1Q 2010.  This increase is primarily due to increased personnel-related expenses and professional services to support the business.  Selling, general and administrative expenses for 1Q 2011 consisted of $14.0 million associated with the BioDefense segment and $4.2 million associated with the BioSciences segment.

Financial Condition and Liquidity
Cash and cash equivalents combined with investments at March 31, 2011 was $143.3 million compared to $171.0 million at December 31, 2010.  Additionally, at March 31, 2011, the accounts receivable balance was $12.0 million, which is comprised primarily of unpaid amounts under our NIAID and BARDA development contracts.

2Q 2011 Revenue Forecast
For the second quarter of 2011, the company anticipates total revenues of $80 to $90 million.

2011 Forecast
For full year 2011, the company is reaffirming its financial forecast of total revenues of $320 to $340 million and net income of $35 to $45 million.

2011 total revenue is expected to be driven by, among other things:

•	the continuation of deliveries of BioThrax under the current multi-year procurement contract with CDC, which was recently modified to increase the total contracted doses to 17.9 million;
•	additional deliveries of BioThrax under a follow-on, multi-year procurement contract with CDC, anticipated to begin in 4Q 2011;
•	a significant increase in contracts and grants revenue based primarily on development contracts related to product development programs in the company’s BioDefense segment; and
•
collaboration and milestone revenues associated with achievement of clinical development milestones related to the company’s oncology product candidate, which is under an existing co-development agreement with Abbott, and the company’s autoimmune product candidate, which is being developed by Pfizer under a license agreement from the company.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on May 5, 2011 to discuss the financial results for the first quarter of 2011, recent business developments, revenue guidance for the second quarter of 2011 and revenue and net income guidance for the full year 2011.  The conference call will be accessible by dialing 888/713-4218 or 617/213-4870 (international) and providing passcode 34813468.  A webcast of the conference call will be accessible from the company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately two hours following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 12159691.  The replay will be available through May 19, 2011.  The webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.
Emergent BioSolutions protects and enhances life by developing and manufacturing vaccines and therapeutics that are supplied to healthcare providers and purchasers for use in preventing and treating disease.  Emergent’s marketed and investigational products target infectious diseases, oncology and autoimmune disorders.  Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our estimates of preliminary results for 2010, and our expected revenue growth and net earnings for 2011, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts or modifications to existing contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to perform under our current development contracts with the U.S. government; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance of our products and product candidates; the success of preclinical studies and clinical trials of our product candidates and post-approval clinical utility of our products; the potential benefits of our existing collaborations and our ability to selectively enter into additional collaborative arrangements; ongoing and planned development programs, preclinical studies and clinical trials; and other factors identified in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)
	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$136,925	$169,019
Investments	6,338	2,029
Accounts receivable	11,976	39,326
Inventories	22,163	12,722
Deferred tax assets, net	6,743	2,638
Income tax receivable, net	23,966	8,728
Restricted cash	217	217
Prepaid expenses and other current assets	7,875	8,814
Total current assets	216,203	243,493

Property, plant and equipment, net	157,963	152,701
In-process research and development	51,400	51,400
Goodwill	5,029	5,029
Assets held for sale	12,741	12,741
Deferred tax assets, net	26,812	33,757
Other assets	1,129	1,198

Total assets	$471,277	$500,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,034	$25,409
Accrued expenses and other current liabilities	1,257	1,309
Accrued compensation	13,687	23,975
Contingent value rights, current portion	9,113	-
Long-term indebtedness, current portion	16,927	17,187
Deferred revenue, current portion	5,916	7,839
Total current liabilities	70,934	75,719

Contingent value rights, net of current portion	6,000	14,532
Long-term indebtedness, net of current portion	29,657	30,239
Deferred revenue, net of current portion	3,823	4,386
Other liabilities	1,940	1,882
Total liabilities	112,354	126,758

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 35,424,190 and 35,011,423 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	35	35
Additional paid-in capital	204,367	197,689
Accumulated other comprehensive loss	(2,803)	(2,110)
Retained earnings	152,453	173,850
Total Emergent BioSolutions Inc. stockholders’ equity	354,052	369,464
Noncontrolling interest in subsidiary	4,871	4,097
Total stockholders’ equity	358,923	373,561
Total liabilities and stockholders’ equity	$471,277	$500,319

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Revenues:
Product sales	$5,597	$38,853
Contracts and grants	12,936	7,947
Total revenues	18,533	46,800

Operating expenses:
Cost of product sales	1,068	7,508
Research and development	34,759	19,922
Selling, general and administrative	18,212	16,192
Income (loss) from operations	(35,506)	3,178

Other income (expense):
Interest income	35	388
Interest expense	-	(5)
Other income (expense), net	(1)	(8)
Total other income (expense)	34	375

Income (loss) before provision for (benefit from) income taxes	(35,472)	3,553
Provision for (benefit from) income taxes	(12,299)	1,635
Net income (loss)	(23,173)	1,918
Net loss attributable to noncontrolling interests	1,776	605
Net income (loss) attributable to Emergent BioSolutions Inc.	$(21,397)	$2,523

Earnings per share - basic	$(0.61)	$0.08
Earnings per share - diluted	$(0.61)	$0.08

Weighted-average number of shares - basic	35,179	30,880
Weighted-average number of shares - diluted	35,179	31,433

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(23,173)	$1,918
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	2,441	1,522
Depreciation and amortization	2,235	1,296
Deferred income taxes	2,879	819
Non-cash development expenses from joint ventures	2,550	17
(Gain) Loss on disposal of property and equipment	13	(34)
Provision for impairment of long-lived assets	-	548
Provision for fair value of contingent value rights	581	-
Excess tax benefits from stock-based compensation	(39)	(376)
Changes in operating assets and liabilities:
Accounts receivable	27,350	21,467
Inventories	(9,441)	(3,560)
Income taxes	(15,238)	(2,459)
Prepaid expenses and other assets	1,008	576
Accounts payable	(453)	1,115
Accrued expenses and other liabilities	6	146
Accrued compensation	(10,288)	(5,580)
Deferred revenue	(2,486)	(14)
Net cash provided by (used in) operating activities	(22,055)	17,401
Cash flows from investing activities:
Purchases of property, plant and equipment	(8,432)	(5,030)
Purchase of investments	(4,309)	-
Net cash used in investing activities	(12,741)	(5,030)
Cash flows from financing activities:
Proceeds from borrowings on line of credit	-	15,000
Issuance of common stock subject to exercise of stock options	4,198	1,253
Principal payments on long-term indebtedness and line of credit	(842)	(15,755)
Excess tax benefits from stock-based compensation	39	376
Net cash provided by financing activities	3,395	874

Effect of exchange rate changes on cash and cash equivalents	(693)	215

Net increase (decrease) in cash and cash equivalents	(32,094)	13,460
Cash and cash equivalents at beginning of period	169,019	102,924
Cash and cash equivalents at end of period	$136,925	$116,384